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Exhibit 21

Diligent Board Member Services NZ Ltd
Diligent Boardbooks Limited
Diligent APAC Board Services Pte Ltd
Diligent Board Services Australia Pty Ltd
Diligent APAC Limited
Diligent Boardbooks GmbH

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  Exhibit 21